CONSULTING AGREEMENT

This Consulting Agreement (the "**Agreement**") dated June 10, 2021 by and between Sports Industry of India Inc., a Delaware corporation ("**SII**") and Mobile Global Esports Inc., a Delaware corporation ("**MOGO**") is the written codification of oral discussions and agreement effective from the formation of MOGO on March 11, 2021. SII and MOGO are hereinafter each referred to as a "**Party**" and referred to collectively as the "**Parties**."

Whereas SII, its subsidiaries, predecessors and affiliates and ESP (as defined below) (collectively, herein referred to as "**SportsCo**") has been engaged in developing sports programs and opportunities in Bangladesh, Bhutan, India, Nepal, Pakistan and Sri Lanka (the "**Territory**") since 2010, including arranging for American style football leagues, basketball leagues and a multi-year license with Taj TV's Ten Sports channel, pursuant to which Ten Sports broadcast American style football tournaments organized by SportsCo for local franchises.

Whereas in furtherance of its sports business, SportsCo has developed relationships with broadcasters, streaming companies, sponsors and production companies, among others.

Whereas as a material part of its activities in the Territory, SportsCo has focused on: (i) creating means for universities in the Territory to monetize their sports programs, (ii) developing, owning and commercializing brand elements for such universities; (iii) developing commercial opportunities for athletes who play for these universities to monetize their name and likeness rights; (iv) creating opportunities to expand the number of games, tournaments and other sports events for these universities, including for eSports; and (v) creating opportunities to license and distribute program content based upon or utilizing the brand elements, name and likeness rights, games, and tournaments, including for eSports.

Whereas in furtherance of its business university sports activities in the Territory, SportsCo has entered into agreements with numerous universities in the Territory and with The Association of Indian Universities ("**AIU**"), a society registered under the India Societies Registration Act, 1860 and The Inter-University Consortium for Promotion of Social Sciences, Arts and Humanities ("**IUCPSS**"), organized under the laws of Pakistan, pursuant to which universities, AIU and IUCPSS have licensed to SportsCo a range of exclusive rights and non-exclusive rights, including rights pertaining to eSports.

Whereas SportsCo has organized six eSports tournaments on behalf of universities in the Territory and is developing a seventh eSports tournament for such universities.

Whereas SportsCo advanced the costs pertaining to MOGO's formation, and funded or permitted the Special Persons to develop a business plan for MOGO and has otherwise devoted material resources and time during 2021 to conceiving, developing, organizing, co-founding and advancing the establishment of MOGO.

Now, Therefore the Parties hereby agree on the foregoing recitals and further agree as follows:

1. **SportsCo Grant of Rights:** Subject to MOGO's due performance of its obligations hereunder:

1.1. **Waivers.** On its behalf and on behalf of SportsCo, SII hereby waives:

1.1.1. In perpetuity, any rights it might have in and to the written and oral contributions to MOGO's business, financial, legal and marketing plans contributed during the period from prior to the formation of MOGO through December 31, 2022 by the Special Persons (as defined below) or any other individuals who participate in providing SportsCo's consulting services to MOGO pursuant to Section 1.2.

1.1.2. Any covenants, whether contractual, at common law, or otherwise that do or might restrict the right of each Special Person to: (i) consult with MOGO, (ii) serve as a member of MOGO's board of directors, and/or (iii) serve as an officer, employee or representative of MOGO. This covenant will expire on December 31, 2022, unless extended by mutual agreement of the Parties in connection with an agreement

negotiated pursuant to Section 1.4.2, or otherwise. Notwithstanding the foregoing: (i) this covenant will continue in perpetuity for Pross; and (ii) Spivak is not subject to any restrictions in favor of SII and accordingly this covenant is not required for Spivak. Pross and Spivak are defined below.

1.2. SportsCo Consulting Services. For a period from the formation of MOGO on March 11, 2021 through and including December 31, 2021, and thereafter, until the first to occur of September 30, 2022 or the date on which MOGO receives gross proceeds from financings since its formation of at least $5,000,000, SportsCo will provide consulting services to MOGO with respect to: (i) eSports opportunities in the Territory; (ii) global eSports opportunities with universities; (iii) global eSports opportunities with the diaspora of individuals born in the Territory and their descendants; (iv) how to organize, manage and promote eSports tournaments and other eSports events; (iv) sponsorship, production and branding opportunities in the Territory; (v) MOGO's administrative, corporate and organizational development; (vi) introductions to licensed investment bankers, auditors, counsel and other professionals, including government officials and administrators in the education and sports associations; and (vii) introductions to individuals and companies that could assist MOGO to implement its business plan. Nothing herein is intended to require that any particular Special Person participate in providing the foregoing services, or to imply that SportsCo may not utilize other individuals to provide the foregoing services. For clarity, if MOGO receives gross proceeds from financings since its formation of at least $5,000,000 by December 31, 2021, SportsCo's consulting services will terminate on December 31, 2021.

1.3. License. On its behalf and on behalf of SportsCo, SII hereby grants to MOGO a non-exclusive license in perpetuity to utilize the written and oral contributions made by the Special Persons or any other individuals who participate in providing SportsCo's consulting services to MOGO pursuant to Section 1.2.

1.4. First Negotiation Rights in Favor of MOGO. Provided MOGO complies with this Agreement and secures any necessary financing with respect thereto:

1.4.1. From the date of this Agreement and until September 30, 2022, in each instance in which SportsCo seeks to organize individual eSports games or a discrete eSports tournament either in-person or virtual, SportsCo will negotiate first with MOGO to act as SportsCo's principal licensee, co-venturer or service provider with respect to organizing the foregoing, seeking sponsors, providing all required technology and otherwise licensing and distributing program content created in connection therewith, prior to entering into negotiations with any other company to do the foregoing. The first negotiation period shall be thirty (30) days after notice from SII to commence such negotiations. This right does not pertain to Excluded Games. "**Excluded Games**" means games or tournaments that would be transmitted or streamed by brand-name networks, such as Sony Ten. NEO Sports, ESPN, DSport, DDSports, Star Sports, Fox Sports, Netflix or other identifiable linear or streaming networks.

1.4.2. With respect to a potentially broad, long-term collaboration to develop and monetize eSports involving athletes, universities in the Territory and rights pertaining to eSports granted by AIU and IUCPSS to SportsCo, commencing promptly after MOGO secures financing of at least $3,500,000 and thereafter for a period of at least 90 days, SportsCo and MOGO shall engage in exclusive negotiations with respect to SportsCo selecting MOGO to be its principal licensee, co-venturer or service provider with respect to SportsCo's monetization of the foregoing rights, provided that: (i) if MOGO does not secure financing of at least $3,500,000 by June 30, 2022, SportsCo shall have no further obligation with respect to the foregoing. Prior to June 30, 2022, SportsCo will not enter into any negotiations for an arrangement that would prevent SportsCo from negotiating in good faith with MOGO with respect thereto. The foregoing does not prohibit SportsCo from entering into arrangements for: (i) specific games, tournaments or universities, (ii) from seeking sponsors, licensing and merchandising opportunities generally for its sports activities that might include eSports; or (iii) Excluded Games.

1.5. ESP. Elite Sports Pakistan Pvt. Ltd. ("**ESP**") is a company in Pakistan that collaborates with SII, but is not a direct or indirect subsidiary of SII. ESP is the SportsCo company that entered into the agreement

referenced above with the IUCPSS and is responsible for sports and eSports activities on behalf of SportsCo in Pakistan. SII shall coordinate with ESP and shall diligently endeavor to cause ESP to participate in the consulting services, first negotiation rights and refusal right described in this Agreement. As between MOGO and SII, SII shall be responsible for any consideration payable to ESP with respect thereto.

2. Refusal Right in Favor of MOGO: With respect to any individual game or tournament for which the Parties do not reach an agreement pursuant to Section 1.4.1, provided MOGO complies with this Agreement and secures any necessary financing with respect thereto, SportsCo will not accept an offer from a third Person to provide the services MOGO offered to provide if the terms thereof are less favorable to SportsCo than MOGO's last written offer without first giving to MOGO a copy of the third Person's proposal and a five (5) business day period after receipt thereof to match the third Person's offer. If MOGO matches the third Person's offer and if MOGO is comparably capable of providing the services offered by the third Person (as determined in good faith by SportsCo), then instead of SportsCo entering into an agreement with the third Person with respect to such games or tournament, SportsCo will enter into an agreement with MOGO with respect thereto. This refusal right will expire on September 30, 2022. If MOGO does not match the third Person's offer or if MOGO is not comparably capable of providing the services offered by the third Person, MOGO may enter into the proposed arrangement with the third Person on terms consistent in material respects with the description provided to MOGO. This right does not pertain to Excluded Games.

3. Certain Restrictions on MOGO:

3.1. MOGO shall not directly or indirectly engage in communications or other conduct that interferes in SportsCo's rights under its agreements with AIU, IUPSS or universities in the Territory, The Parties acknowledge that MOGO has reviewed the foregoing agreements as of the date hereof. MOGO will not be liable for violating amendments thereto of which it is not informed by SportsCo.

3.2. Without limiting the foregoing, but subject to the waivers in Section 1.1, from the date hereof and until the second to occur of the completion of any games or tournaments undertaken by MOGO pursuant to this Agreement, or December 31, 2023, MOGO shall not, directly or indirectly, except on behalf of, or at the request of, or with the approval of, SportsCo: (i) employ or solicit the employment of any Person who is then, or has been within six (6) months prior thereto, an employee of, or advisor to, SportsCo, or (ii) do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships of SportsCo with any vendor, customer, client, partner, employee, licensee, licensor, consultant or supplier to SportsCo.

3.3. The foregoing contractual restrictions are in addition to, and not in limitation of, either Party's rights pursuant to applicable law with regard to the commercial activities, contracts and relationships of the other Party.

4. SportsCo's Reserved Rights: Notwithstanding anything to the contrary in this Agreement, as between the Parties, any rights owned or hereafter acquired by SportsCo and not specifically licensed or otherwise granted by SportsCo to MOGO hereunder are reserved by and owned by SportsCo and may be used by SportsCo as it so elects, including to compete with MOGO.

5. Special Persons:

5.1. As used in this Agreement, **"Special Persons"** mean each of Kiki Benson, Sunny Bhandarkar, Pranav Prabhu, Dave Pross (**"Pross"**), Muhammad Jamal Qureshi, Kenin M. Spivak (**"Spivak"**), Muzammal Khan Wazeeri, Richard Whelan and any other individual mutually agreed in writing by SII and MOGO to be a Special Person.

5.2. Any discussions or negotiations between MOGO and a Special Person with respect to the services of that Special Persons as an officer, director, employee or independent contractor of MOGO have proceeded or will proceed separately from this Agreement between MOGO and that Special Person. If an

agreement is reached, that Special Person's obligations, rights and compensation, if any, and MOGO's corresponding rights and obligations, if any, will be set forth in a separate agreement between MOGO and that Special Person. That agreement will be disclosed to SII and shall conform to the term of the covenant in Section 1.1.2, unless consented to by SII by Notice or signed agreement. From and after the date any Special Person becomes an officer, director, employee or independent contractor of MOGO, any services rendered by such Special Person for MOGO will be rendered in that capacity and pursuant to that separate agreement and not pursuant to Section 1.2 hereof. Pross and Spivak shall be deemed to have reached agreements with MOGO at the formation of MOGO, disclosure shall be deemed to have been made, and the agreements shall be deemed to be in conformity with Section 1.1.2 hereof.

5.3. Except as expressly set forth in this Agreement, expressly set forth in any separate agreement executed by the applicable parties thereto, or required by applicable law, no Special Person or other individual who participates in providing SportsCo's consulting services to MOGO pursuant to Section 1.2 is restricted in any way from any other activity, including activities competitive with MOGO and SportsCo, or being a vendor to, or customer of, MOGO and SportsCo, or either of them.

6. Issuance of Applicable Shares: MOGO represents that as of the date hereof, MOGO has 5,300,000 shares of Common Stock outstanding, including shares committed to certain Persons for which certificates have not yet been issued. SII acknowledges that MOGO intends to undertake one or more private placements during approximately the summer of 2021 which, if fully subscribed, could result in the issuance of more than 10,000,000 additional shares of its Common Stock. As additional consideration for the services and rights provided or to be provided by SportsCo as described in this Agreement, MOGO hereby issues to SII, 2,650,000 restricted and fully paid shares of its Common Stock (the **"Applicable Shares"**). The number of shares is not subject to adjustment based on the number of shares MOGO sells in its private placement or placements. The certificates evidencing the Applicable Shares shall bear a standard private placement legend. SII shall have the same registration rights with respect to the Applicable Shares as MOGO may accord to any other investor in 2021, pro rata with such other investor or investors.

7. Access and Information: Commencing with the fourth quarter of 2022 and thereafter for so long as at least 20% of the Applicable Shares remain outstanding, unless and until MOGO becomes subject to the periodic reporting requirements of Sections 12 or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder or equivalent requirements under applicable law, MOGO will deliver to each shareholder of record of Applicable Shares: (i) within 90 days after each calendar quarter, a quarterly financial statement and summary of business activities for the prior quarter; (ii) within 120 days after each calendar year, an annual financial statement and comprehensive review of business activities during the prior year; and (iii) any other reports required to be delivered to other shareholders or lenders.

8. Certain Representations:

8.1. Each Party represents and warrants to the other: that: (i) it has the right, power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby without obtaining the consent or approval of any third Person; (ii) it has not made and will not make any commitments or granted any rights in conflict with this Agreement; (iii) neither the execution of this Agreement nor the performance of the Party's obligations under this Agreement will violate any contract, agreement or Rule to which such Party is subject; (iv) this Agreement has been duly and validly executed and delivered by that Party and constitutes a valid and binding agreement of that Party, enforceable against that Party in accordance with its terms; (v) that Party has not employed any broker-dealer or finder and has not used any advertisement in connection with the sale of the Applicable Shares; and (vi) any contributions made by such Party or anyone on its behalf to MOGO will not violate the rights of any Person. Neither Party represents or warrants to the other that MOGO will be successful.

8.2. SII hereby further represents and warrants to MOGO as follows:

8.2.1. SII and its financial advisors have had access to all information concerning MOGO, its business, financial condition and affairs as SII and its financial advisors determine to be necessary to make an informed investment decision. SII acknowledges that in acquiring the Applicable Shares, SII is relying on SII's own knowledge and SII's review of information made available to SII.

8.2.2. In acquiring the Applicable Shares, SII is not relying on (i) any representations, warranties, statements or assertions of MOGO, other than those set forth herein, or (ii) any representations, warranties, statements or assertions of any other Person.

8.2.3. By reason of SII's business or financial expense, SII has the ability to protect SII's own interests with respect to the transactions contemplated by this Agreement.

8.2.4. SII is acquiring the Applicable Shares for investment purposes and not for the purpose of distributing the Applicable Shares, provided that subject to applicable law, SII may distribute the Applicable Shares by way of dividend or otherwise to its shareholders and any successors.

9. Confidentiality and Public Communications: Though the existence and terms of this Agreement are not confidential, each Party shall maintain the confidentiality of the confidential and proprietary information of the other Party, including any discussions arising pertaining to the first negotiation and refusal rights. Disclosure of such confidential information shall be restricted, on a need-to-know basis, solely to employees, agents, advisors, consultants and representatives of the receiving Party who have been advised of their obligation with respect to the confidential information and are bound by confidentiality obligations similar to those imposed on the Parties under this Agreement. Notwithstanding and without limiting the foregoing, no press release or other public announcement or disclosure may be made regarding this Agreement or the collaboration of the Parties or the termination thereof, except if mutually approved by the Parties or required by law. Notwithstanding the foregoing: (i) either Party may make disclosures as appropriate to comply with investor and insurer disclosures, filing requirements, applicable Rules and court orders; and (ii) the Parties shall agree on information that may be publicly disclosed, including on and in their websites, collateral materials and press releases. Except as required by law, the confidentiality requirements hereunder shall expire upon the first to occur of December 31, 2025 or such confidential matters being publicly disclosed, other than in breach of this Agreement.

10. Liability and Release:

10.1. Third-Party Beneficiaries and Liability. Except as expressly provided herein, no third Person is a beneficiary of this Agreement and no third Person is a guarantor of any act or omission of any Party, nor shall any third Person have any liability with respect to any act or omission of any Party. Indemnitees are intended third Person beneficiaries of the indemnification provisions. In no event shall any director, officer, advisor, representative or counsel to a Party be liable to the other Party by reason of any act, omission or breach of any representation, warranty, covenant or condition of this Agreement or any agreement, arrangement or activity related hereto. SportsCo is not liable for the performance of the Special Persons on behalf of MOGO. MOGO is not liable for the performance of the Special Persons on behalf of SportsCo. Special Persons are intended third party beneficiaries of provisions hereof with that refer to Special Persons and Section 12 hereof.

10.2. Special Persons. In reliance upon the provisions of this Section 10 and any separate financial arrangements each has made with MOGO and/or SportsCo that are not a subject of this Agreement, each of the Special Persons has advised MOGO and/or SII with respect to matters pertaining to the formation of MOGO, development of its business plan, and the potential business relationships and arrangements between MOGO and SportsCo including this Agreement. Each of the Special Persons has a financial interest in SportsCo and all or many of the Special Persons, including Pross and Spivak, have or will have a financial interest in MOGO.

Certain Special Persons, including Pross and Spivak have rendered and hereafter likely will render services, in some instances concurrently, for MOGO and SportsCo.

10.3. Release. As a material inducement to the Special Persons to continue to contribute to the development of SportsCo and MOGO, including the negotiation of this Agreement and other business arrangements between MOGO and SportsCo and to, except as specified in Section 10.4, to the maximum extent permitted by Rule, each Party on its behalf and on behalf of all companies owned or controlled by such Party, and on behalf of all Persons claiming through such Party and such companies, and (to the extent permitted by Rule) on behalf of its and each of their respective owners, directors, officers, agents, representatives, employees and spouses, forever releases and discharges the Special Persons and any companies providing their services and their respective owners, directors, officers, agents, representatives, employees and their spouses from all claims, rights demands, damages and causes of action whatsoever, whether known or unknown, liquidated or unliquidated, contingent or not contingent, matured or not matured (collectively, "**Claims**"), which have arisen or may have arisen or may arise from the beginning of time through the end of time from or related to: (i) the negotiation, drafting, execution or performance of this Agreement; (ii) the negotiation, drafting or execution of any agreement (oral or written) contemplated by this Agreement; or (iii) decisions, acts or omissions that are asserted to be the result of any conflict between that Special Person's interests in SportsCo and that Special Person's interests in MOGO. Each releasing Person agrees that his or its release extends to all Claims of every nature and kind, known or unknown, suspected or unsuspected, vested or contingent. The releasing Persons expressly waive any and all rights under Section 1542 of the Civil Code of the State of California and any similar provision in any other jurisdiction. Section 1542 provides as follows:

> "A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her would have materially affected his or her settlement with the debtor or released party."

The releasing Persons expressly and completely waive and release any right or benefit which it, he or she has or may have under said Section 1542 of the Civil Code of the State of California or any similar law, statute or rule pertaining to the matters set forth this release. In connection with such waiver and relinquishment, each releasing Persons acknowledges that it, he or she is aware that it, he or she may hereafter discover Claims presently unknown or unsuspected, or facts in addition to or different from those which it, he or she now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of the releasing Persons through this release, and with the advice of counsel, to fully, finally and forever settle and release all such matters. In furtherance of such intention, upon satisfaction of the terms and conditions in this Agreement, these releases shall be and remain in effect as full and complete releases of the matters released, notwithstanding the discovery or existence of any such additional or different Claims or facts relative thereto or any termination or expiration of the Term. Each releasing Person expressly represents and acknowledges that it, he or she fully understands the effect of the waiver set forth in this Section, and that it, he or she fully and voluntarily waives all rights it, he or she may have pursuant to Section 1542 or any similar law, statute or rule on his or its behalf and on behalf of any Person it, he or she owns or controls.

10.4. Exceptions. This release does not include: (i) any conflicts with Persons other than the conflict between MOGO and SportsCo; (ii) any breach of contract or duty after the date of the execution of this Agreement, other than a breach that arises from the foregoing conflict; (iii) any Claim that arises from the failure of a Person to accurately in all material respects describe that Person's interest in MOGO and/or SportsCo if requested to do so by a Party hereto; or (iv) any conflict that as a matter of unwaivable law may not be released.

11. Law and Corrupt Practices:

11.1. All activities undertaken pursuant to this Agreement shall be undertaken in compliance with and subject to all the applicable Rules of the relevant country, including the U.S. Foreign Corrupt Practices Act of 2977, as amended.

11.2. The Parties agree to comply with all Rules, including all anti-corruption and anti-bribery legislation applicable to MOGO and SportsCo. Each Party agrees that neither such Party nor any Person working on its behalf in connection with this Agreement or any performance arising from or related hereto shall make any payment or transfer anything of value, directly or indirectly to: any governmental official or employee (including employees of government-owned and government-controlled corporations and public international organizations); any political party, official of a political party, or candidate for public office; any intermediary, including agents or family members of government officials, for payment to any government official; any other Person in a corrupt or improper effort to obtain or retain business or any advantage in connection with the affairs of either Party; any business selling a competing product in order to eliminate or restrict competition, including agreements to divide the market; or any other Person.

12. General Provisions:

12.1. Reference to Agreement. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference to this Agreement includes any and all permitted amendments, supplements, extensions, and renewals of this Agreement.

12.2. Interpretation. Each Party acknowledges and agrees that: (i) it or its counsel reviewed and negotiated the terms and provisions of this Agreement; (ii) the rule of construction that ambiguities are resolved against the drafting party shall not be used; (iii) the terms and provisions of this Agreement shall be construed fairly as to both Parties and not in favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement; (iv) the plural and singular numbers shall each be deemed to include the other; (v) the masculine, feminine and neuter genders shall each be deemed to include the others; (vi) "shall"," will," or "agrees" are mandatory, and "may" is permissive; (vii) "or" is not exclusive; (viii) "includes" and "including" are not limiting and mean "without limitation." (viii) "**Person**" means any natural individual, legal person, firm, corporation, limited liability company, limited partnership, association, trust, charity, government department, agency, unit or other entity, or any other group or entity; and (ix) "**Rule**" means any applicable Rule, rule, regulation, court order, or other provision, order, decree, judgement or equivalent with the force of law. Terms defined herein, whether used in the singular or plural form, shall have the meanings set forth throughout this Agreement. All section headings are for reference purposes and shall not affect the meaning or interpretation of this Agreement.

12.3. References to Currency. Except as otherwise specifically provided, all references to currency refers to US Dollars.

12.4. Assurances. Each Party shall execute all certificates and other documents and shall do all such filing, recording, publishing and other acts as are reasonably appropriate or necessary to implement the purposes hereof.

12.5. Notices. Except as required herein, all notices, consents, approvals and other communications hereunder, including the commencement or subsequent communications pertaining to any arbitration or other legal proceeding arising hereunder ("**Notices**") shall be in writing and shall be deemed to have been received only if and on the first business day after received (i) by personal delivery, (ii) from a recognized expedited courier service such as Federal Express or UPS, or (iii) as an "in the window" email or a PDF attachment to an email, provided, however, that receipt of the email is confirmed by an automatically generated "read" receipt or by a return email from the recipient, or if the foregoing does not occur, the sender of the Notice also sends a copy by personal delivery or by an internationally recognized expedited courier service such as Federal Express or UPS. All Notices also will be provided by email as permitted in clause (iii). Unless a Party notifies the other Persons below in accordance with this Notice provision of a change, the address and email of each Party is as set forth below under the signatures for each Party.

12.6. Governing Law. This Agreement will be governed by, construed, enforced and interpreted in accordance with the internal Rules of the State of California, USA applicable to agreements made and performed solely within such State (including as to statute of limitations), without giving effect to any conflicts of laws principles which otherwise might be applicable.

12.7. Arbitration.

12.7.1. Except as set forth herein, or as necessary to obtain injunctive relief, specific performance, similar equitable relief or comply with an applicable Rule, any dispute, controversy or claim involving, arising out of or relating in any way to validity, interpretation, application or enforcement of this Agreement or any breach, termination, interpretation, application thereof or any tort related hereto, including as to the validity, scope and enforceability of this agreement to arbitrate, shall be exclusively resolved by binding arbitration administered by ADR Services, Inc. ("**ADR Services**") pursuant to the ADR Services, Inc. Arbitration Rules except as modified by this Section 12.7. Unless the Parties mutually agree otherwise in writing, the arbitration hearing shall take place in Los Angeles County, California and the Parties consent to venue. The arbitration shall take place before one arbitrator in English and the arbitral award shall be final and binding on the Parties with no right of appeal. The Parties waive any and all objections based on the jurisdiction, venue or proceedings set forth in this Section 12.7. Witnesses and counsel not located in Southern California may be deposed and appear at hearings remotely by videotelephony or online peer-to-peer services such as Zoom, Microsoft Teams and Skype. The arbitrator shall comply with the provisions of this Section and Section 12.5 unless the parties to the arbitration consent in writing otherwise.

12.7.2. THE PARTIES UNDERSTAND AND ACKNOWLEDGE THAT UNDER THIS SECTION EACH WAIVES THE RIGHT TO TRIAL BY JURY. The arbitration shall be commenced by filing a demand for arbitration with the administrator of ADR Services, Inc. and serving the demand on the responding Party by Notice in accordance with Section 12.5. The Parties shall select an arbitrator by mutual agreement through ADR Services within thirty (30) calendar days after the date the demand for arbitration was filed. If the parties do not do so, the administrator of ADR Services shall select an independent arbitrator pursuant to ADR Services Arbitration Rules, Paragraph 11.

12.7.3. The award of the arbitrator may be entered with any court whose jurisdiction covers the venue of the arbitration proceeding and such judgment may be enforced with the same force of Rule as the non-appealable judgment of a U.S. federal court. To the maximum extent permitted by applicable Rule, each Party hereby waives and covenants not to assert any defenses regarding the worldwide enforcement of a judgment hereunder, other than the defense that there has been a prior payment of the judgment, in whole or in part. All fees and expenses of each Party shall be initially borne by such Party and the costs of the proceeding shall be shared equally, but the arbitrator or court shall award the prevailing Party reasonable costs and expenses, including reasonable attorneys' fees and expert witness fees, to resolve the dispute and to enforce the final award.

12.7.4. If for any reason this Section 12.7 shall not be sufficient or enforceable as the exclusive means of resolving any and all disputes relating to this Agreement or any rights created hereby, then all such matters shall be adjudicated exclusively by state or federal courts in Los Angeles County, California. Each Party agrees to submit to the jurisdiction of, and agrees that venue is proper in, Los Angeles County for any such legal action or proceeding or to enforce any arbitration award.

12.8. No Partnership. Nothing contained or implied in this Agreement shall be interpreted as constituting a partnership, agency or trust between the Parties hereto.

12.9. Assignment. MOGO may not assign this Agreement except to a Person that assumes substantially all operations and assets of MOGO, provided if the successor is not directly or indirectly controlled by Richard Whelan or his successor, any such assignment is subject to SII's prior approval. SII may assign this Agreement to any affiliate of SII or to any Person who acquires SII's agreements described in the recitals hereto.

Subject to the foregoing, this Agreement will bind the permitted assignees and successors of the Parties. No assignment shall release the assignor or be a novation unless mutually agreed by the Parties in an amendment hereto. The foregoing is not intended to restrict SII from selling or otherwise transferring Applicable Shares.

12.10. Attorneys' Fees. In any proceeding by which a Party seeks a declaration or to enforce its rights under this Agreement (whether in contract, tort, or otherwise), the substantially prevailing Party shall be awarded reasonable costs and expenses to resolve the dispute and to enforce the final judgment, including reasonable attorneys' fees and expert witness fees.

12.11. Severability. If a court or an arbitrator of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable or invalid in whole or in part for any reason: (i) such provision shall be in good faith adjusted rather than voided, if possible, to achieve the intent of the Parties, (ii) this Agreement shall be read as if the invalid, illegal or unenforceable words or provisions had to that extent been deleted, and (iii) the validity of the remainder of this Agreement shall not be affected thereby unless an essential purpose of this Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provisions.

12.12. Limitation of Liability. No shareholder, partner, member, manager, director, officer, representative, attorney, affiliate, associate, employee or agent of a Party has any financial or other responsibility for any current, future, fixed, contingent or other liability or obligation of that Party (whether on a theory of alter ego, piercing the corporate veil, or otherwise).

12.13. Entire Agreement. This Agreement, including any exhibits or appendices hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and understandings of the Parties, and there are no representations, warranties or other agreements between the Parties (whether express or implied) in connection with the subject matter hereof except as specifically set forth herein. This Agreement may not be modified, amended or waived, except by a writing executed by the Responsible Officers for both Parties. Until further Notice, the Responsible Officers are the individuals specified below the Parties' signatures.

12.14. Counterparts. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one Agreement binding on both Parties. Electronic transmission of documents in portable document format (PDF) shall be acceptable as if original signatures had been exchanged.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Sports Industry of India Inc.:	**Mobile Global Esports Inc.:**
By: [signature] Name: Richard Whelan Title: Chief Executive Officer	By: *David Pross* Name: David Pross Title: CEO
Responsible Officer: Richard Whelan	Responsible Officer: David Pross
Email: Rich@efli.com	Email: dpross@optonline.net
Copies: kspivak@SMImanagement.com; dpross@optonline.net	Copies: kspivak@SMImanagement.com; richardcwhelan@gmail.com
616 S. El Camino Real, Suite H, San Clemente, CA 92672	616 S. El Camino Real, Suite H, San Clemente, CA 92672